Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
Mercantile Bank Corporation
Grand Rapids, Michigan
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2008, relating to the consolidated financial statements and the effectiveness of Mercantile Bank Corporation’s internal control over financial reporting, appearing in Mercantile Bank Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and our report dated June 26, 2008, relating to the financial statements and supplemental schedule of the Mercantile Bank of Michigan 401(k) Plan (the “Plan”) appearing in the Annual Report of the Plan on Form 11-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Grand Rapids, Michigan
July 10, 2008